Exhibit 23.1

KEITH K ZHEN CPA
CERTIFIED PUBLIC ACCOUNTANT
2070 WEST 6TH STREET ● BROOKLYN, NY 11223 ● TEL (347) 408-0693 ● FAX (347) 602-4686 ● EMAIL KEITHZHEN@YAHOO.COM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation on Form 20-F of Cordyceps Sunshine Biotech Holdings Co., Ltd. of our report dated May 15, 2023 with respect to the consolidated financial statements of Cordyceps Sunshine Biotech Holdings Co., Ltd., and its subsidiaries as of and for the two years ended December 31, 2022 which appears in this Annual Report on Form 20-F/A of Cordyceps Sunshine Biotech Holdings Co., Ltd. filed with the Securities and Exchange Commission.

/s/ Keith K Zhen CPA
Keith K Zhen CPA
Brooklyn, New Yor
October 28, 2024